Exhibit 99.1

Virco Provides Update on Current Impact of COVID-19

Torrance, California-March 31, 2020: Virco Mfg. Corporation (NASDAQ VIRC) issued the following press release to update shareholders and the public on its response to the COVID -19 pandemic:

In accordance with State of California and local orders that include guidance on the definition and responsibilities of “essential businesses,” Virco Mfg. Corporation has re-opened its Torrance, California facility in order to provide service to public school customers in western states that have decided it is safer and in the best interest of both students and district employees to take delivery of school furniture immediately, while classes are not in session.

The Company will be operating its Torrance manufacturing and distribution facility on a voluntary basis to give employees the flexibility to remain at home with children who are out of school or for other personal reasons as they deem necessary. Office employees and others who can work from home will continue to do so. Additional measures are being taken to insure adequate social distancing among employees performing essential on-site operations. Management estimates that the Torrance facility will be staffed at approximately 50% of its normal level during the next few weeks.

The Company’s Conway, Arkansas facility will continue operating at full capacity to support the many school districts in the eastern 2/3 of the country that are still taking delivery of school furniture in anticipation of re-starting classes within a few weeks or months. As with schools in western states, many districts serviced by the Company’s Conway facility have determined it is safer to accept deliveries while students and credentialed employees are not on campus. As with the Torrance facility, additional social distancing and sanitation protocols are in force at Conway and have been for the past few weeks.

As previously reported, business activity continues at approximately the same rate as last year, confirming that facility preparations at many school districts are ongoing, despite temporary suspensions of classroom instruction. Although it is too early to be certain, very recent upticks in the Company’s deliveries and incoming orders suggest a possible early start to this year’s summer delivery season, as school districts adopt individual strategies to be fully prepared for the start of next year’s school term. The dates of next year’s term may be adjusted either forward or backward to compensate for lost days of instruction. Management believes the Company is well positioned, with its flexible U.S. factories and strong financial condition, to respond supportively as public schools navigate this uncertain terrain.

The Company will provide further updates on its response to the COVID-19 pandemic as this situation continues to develop.

Contact:
Virco Mfg. Corporation (310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements may include, but are not limited to, statements regarding the impact of COVID-19 on our business and customers, and our expectations of the effects of COVID-19 on: business strategies; market demand and product development; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: the inherent difficulty in forecasting the future direction and impact of the COVID-19 pandemic; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2019, our Quarterly Reports on Form 10-Q, and other reports that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.